Exhibit 99(a)(5)(ix)

FOR IMMEDIATE RELEASE

DURA ANNOUNCES EXPIRATION OF TENDER OFFER FOR METHODE
ELECTRONICS CLASS B SHARES

ROCHESTER HILLS, Mich., November 17, 2003 — DURA Automotive Systems, Inc. (Nasdaq:DRRA), today announced that the tender offer to purchase, through its wholly owned subsidiary, MEI Investment Corp., all of the outstanding Class B shares of Methode Electronics, Inc. (Nasdaq:METHB) for $50.00 per share, expired at 12:00 midnight EST, November 14, 2003 and was not extended.

As of midnight November 14, 2003, a total of approximately 86,134 Methode Class B shares (representing approximately 25% of the outstanding Class B shares) had been validly tendered and not withdrawn. As this amount does not satisfy the Minimum Tender Condition as set forth in the Offer to Purchase, which requires that at least a majority of the total number of Class B Shares outstanding on a fully diluted basis be validly tendered and not withdrawn before the expiration of the offer, the Company has instructed the depositary for the Offer to return all tendered Class B Shares to tendering stockholders.

Larry Denton, President and CEO of Dura, stated, “We believe we made a responsible and fair proposal and believe that Methode’s Board erred in rejecting it. Dura continues to be interested in expanding its electronics capabilities and will continue to aggressively pursue options that will allow us to expand our offerings and leverage our best-in-class engineering and production capabilities.”

About DURA Automotive Systems, Inc.

DURA Automotive Systems, Inc., is the world’s largest independent designer and manufacturer of driver control systems and a leading global supplier of seating control systems, engineered assemblies, structural door modules and integrated glass systems for the global automotive industry. The company is also a leading supplier of similar products to the North American recreation and specialty vehicle markets. DURA sells its automotive products to every North American, Japanese and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY METHODE ELECTRONICS CLASS B COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS DATED JULY 8, 2003 AND THE SUPPLEMENT TO OFFER TO PURCHASE DATED AUGUST 4, 2003. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.

STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM DURA AUTOMOTIVE SYSTEMS, INC.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected benefits from the proposed transaction not being fully realized or realized within the expected time frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected. The safe harbors for forward-looking statements under the Private Securities Litigation Reform Act of 1995 is not applicable to a forward-looking statement made in connection with a tender offer.

CONTACT:
Brandy Bergman/Alex Eule
Citigate Sard Verbinnen
212/687-8080
or
David Bovee
DURA Automotive Systems, Inc.
248/299-7500